Exhibit 99.1

Bob Evans Farms Completes $51.6 Million Sale-Leaseback Transaction of Two Industrial Properties and $44.4 Million of Q2 Fiscal 2016 Share Repurchases

NEW ALBANY, Ohio – October 23, 2015 – Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced it completed a sale-leaseback transaction of its BEF Foods industrial properties located in Lima, Ohio, and Sulphur Springs, Texas.

BEF Foods, Inc., a wholly-owned subsidiary of Bob Evans Farms, Inc., and Broadstone Net Lease Acquisitions, LLC (“BNL”), a private real estate investment trust managed by Broadstone Real Estate, LLC., entered into an agreement pursuant to which BEF Foods sold its industrial properties located in Lima, Ohio, and Sulphur Springs, Texas, to BNL for $51.6 million. Net transaction proceeds are estimated at $50.0 million, with an estimated after-tax loss of $2.5 million, or $0.11 per diluted share.

BEF Foods and BNL also entered into a lease agreement pursuant to which BEF Foods leased both the Lima, Ohio, manufacturing facility and the Sulphur Springs, Texas, manufacturing facility for an initial 20-year term at an annual straight-line rent expense of $4.1 million, inclusive of a $2.3 million deferred gain amortized throughout the lease term. There are two ten-year renewal options. The lease agreement contains “triple net” terms, which means BEF Foods will remain responsible for all expenses associated with the properties, including but not limited to maintenance, property taxes, insurance, and facility expenses. Bob Evans Farms, Inc. and Bob Evans Farms, LLC, have also guaranteed the lease agreement.

Chief Administrative Officer and Chief Financial Officer Mark Hood said, “With this transaction now complete, we continue to pursue monetization of our corporate headquarters facility along with approximately $200 million of restaurant properties. We expect to utilize the net proceeds from these asset monetization transactions to pay down debt and to repurchase shares, while maintaining prudent leverage. During the second quarter, we repurchased $44.4 million of shares, bringing fiscal year-to-date share repurchase activity to $104.9 million. We expect to complete the remainder of the current $150 million share repurchase authorization during the balance of fiscal 2016.”

Information concerning this transaction was filed by the Company today with the Securities and Exchange Commission and can be obtained at www.sec.gov.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 24, 2015, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Any strategic transaction with respect to our headquarters, our BEF Foods Facilities or a portion of our restaurant real estate remains subject to evaluation by the Board and there can be no assurance if and when any such transaction will be undertaken or consummated. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans Restaurants brand name. At the end of the first fiscal quarter (July 24, 2015), Bob Evans Restaurants owned and operated 549 family restaurants in 19 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. Bob Evans Farms, Inc., through its BEF Foods segment, is also a leading producer and distributor of refrigerated side dishes, pork sausage and a variety of refrigerated and frozen convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com

Contact:

Scott C. Taggart

Vice President, Investor Relations

(614) 492-4954

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